Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and “Experts” in the Statement of Additional Information and to the use of our report dated April 12, 2007 with respect to the financial statements of COUNTRY Investors Variable Annuity Account and April 6, 2007 with respect to the financial statements and schedules of COUNTRY Investors Life Assurance Company, in Post-Effective Amendment No. 5 the Registration Statement (Form N-4 No. 333-104424) under the Securities Act of 1933 and Amendment No. 7 to the Registration Statement (Form N-4 No. 811-21330) under the Investment Company Act of 1940, and related Prospectus of COUNTRY Investors Variable Annuity Account (Flexible Premium Deferred Variable Annuity Contract) dated May 1, 2007.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 25, 2007